Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and Stockholders

Monroe Capital Corporation and Subsidiary

Our audit of the consolidated financial statements referred to in our report dated March 7, 2014 appearing in the accompanying registration statement on Form N-2 of Monroe Capital Corporation also included an audit of the senior securities table. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ McGladrey LLP

Chicago, Illinois

May 9, 2014